Exhibit 99.1

KIRBY CORPORATION	Contact: Kurt Niemietz
713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2024 SECOND QUARTER RESULTS

•
Second quarter 2024 earnings per share of $1.43
•
Continued strong market conditions in inland marine with a sequential increase in spot market prices and operating margins in the low 20% range
•
Continued strong market conditions in coastal marine with operating margins improving to the low teens range
•
Kirby repurchased 372,265 shares at an average price of $117.33 for $43.7 million in the 2024 second quarter
•
Closed previously announced acquisition of 13 barges, including three specialty barges, and two high horsepower boats

HOUSTON, August 1, 2024 – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the second quarter ended June 30, 2024, of $83.9 million or $1.43 per share, compared with earnings of $57.4 million, or $0.95 per share for the 2023 second quarter. Consolidated revenues for the 2024 second quarter were $824.4 million compared with $777.2 million reported for the 2023 second quarter.

David Grzebinski, Kirby’s Chief Executive Officer, commented, “Our second quarter results reflected steady fundamentals in both marine transportation and distribution and services, with some modest weather and navigational challenges for marine and continued supply constraints in distribution & services. These challenges were offset by good execution. Solid demand in both marine and distribution and services continued during the quarter and led to strong financial performance.

“In inland marine transportation, our second quarter results reflected continued pricing momentum with a modest impact from poor navigational conditions due to weather and lock delays. From a demand standpoint, customer activity was steady with barge utilization rates running in the low to mid-90% range throughout the quarter. Spot prices increased in the low to mid-single digits sequentially and in the mid-teen’s range year-over-year. Term contract prices also renewed up higher with mid-single digit increases versus a year ago. Overall, second quarter inland revenues increased 11% year-over-year and margins were in the low 20% range.

“In coastal, market fundamentals remained steady with our barge utilization levels running in the mid to high-90% range. During the quarter, we saw strong customer demand and limited availability of large capacity vessels which resulted in high teens percentage increases on term contract renewals year-over-year. Average spot market rates increased in the high-single digits sequentially and in the mid 20% range year-over-year. These increases help soften continued inflationary pressures particularly with shipyards and help partially offset the capital expense from the addition of ballast water treatment systems. Overall, second quarter coastal revenues increased 24% year-over-year and had an operating margin in the low teens range.

“In distribution and services, total demand was stable across our markets with sequential growth in revenue and operating income. In power generation, the pace of orders was strong with several large projects wins from backup power and other industrial customers as power becomes more critical. In oil and gas, revenues were down year-on-year but up over 20% sequentially driven by growth in our e-frac business. In our commercial and industrial market, revenues were up sequentially and year-over-year driven by steady demand across our different businesses, with growth coming from ThermoKing product deliveries in the quarter.” Mr. Grzebinski concluded.

Segment Results – Marine Transportation

Marine transportation revenues for the 2024 second quarter were $484.8 million compared with $427.0 million for the 2023 second quarter. Operating income for the 2024 second quarter was $94.9 million compared with $64.3 million for the 2023 second quarter. Segment operating margin for the 2024 second quarter was 19.6% compared with 15.0% for the 2023 second quarter.

In the inland market, 2024 second quarter average barge utilization was in the low to mid-90% range similar to the 2023 second quarter. During the quarter, average spot market rates increased in the low to mid-single digits sequentially and in the mid-teens compared to the 2023 second quarter. Term contracts that renewed in the second quarter increased in the mid-single digits on average compared to a year ago. Inland revenues increased 11% compared to the 2023 second quarter primarily due to pricing. The inland market represented 81% of segment revenues in the second quarter of 2024. Inland’s operating margin was in the low 20% range for the quarter.

In coastal, market conditions were strong during the quarter, with Kirby’s barge utilization in the mid to high-90% range. During the quarter, average spot market rates increased in the high single digits sequentially and in the mid-20% range compared to the 2023 second quarter. Term contracts that renewed in the second quarter increased in the high teens range on average compared to a year ago. Coastal revenues increased 24% year-over-year driven by better pricing and the return to service of one unit previously in shipyard. Coastal represented 19% of marine transportation segment revenues during the second quarter and had an operating margin in the low teens range.

Segment Results – Distribution and Services

Distribution and services revenues for the 2024 second quarter were $339.6 million compared with $350.3 million for the 2023 second quarter. Operating income for the 2024 second quarter was $29.4 million compared with $29.8 million for the 2023 second quarter. Operating margin was 8.7% for the 2024 second quarter compared with 8.5% for the 2023 second quarter.

In the power generation market, revenues grew 9% year-over-year as the need for 24/7 power and back up capabilities become more critical. Power generation revenues in industrial end markets were up 87% year-over year while power generation revenues in oil & gas end markets were down due to equipment delays. Overall, power generation revenues represented approximately 32% of segment revenues. Power generation operating margins were in the low double digits.

In the commercial and industrial market, revenues grew 9% and operating income increased 38% compared to the 2023 second quarter, as higher business levels in marine repair were offset by lower activity in on-highway. Overall, commercial and industrial revenues represented approximately 49% of segment revenues. Commercial and industrial operating margins were in the high single digits.

In the oil and gas market, revenues grew 22% and operating income increased 13% compared to the 2024 first quarter but declined year-over-year due to lower levels of conventional oilfield activity which resulted in decreased demand for new transmissions and parts partially offset by deliveries of e-frac equipment. Overall, oil and gas revenues represented approximately 19% of segment revenues. Oil and gas operating margins were in the low to mid-single digits.

Cash Generation

For the 2024 second quarter, EBITDA was $182.9 million compared with $140.3 million for the 2023 second quarter. During the quarter, net cash provided by operating activities was $179.3 million, and capital expenditures were $88.6 million. During the quarter, the Company had net proceeds from asset sales totaling $6.6 million. Kirby also used $43.7 million to repurchase stock at an average price of $117.33. As of June 30, 2024, the Company had $53.5 million of cash and cash equivalents on the balance sheet and $487.7 million of liquidity available. Total debt was $1,048.1 million, and the debt-to-capitalization ratio was 24.3%.

2024 Outlook

Commenting on the outlook for the remainder of 2024, Mr. Grzebinski said, “Overall, solid execution and favorable market conditions led to a strong first half of the year for us and we have a favorable outlook for the remainder of the year. We see growth coming in at the higher end of our previously guided range, our balance sheet is strong and we expect to generate significant free cash flow this year. We see favorable markets continuing and expect our businesses will produce strong financial results as we move through the remainder of this year and into next year.”

In inland marine, our outlook for the remainder of 2024 anticipates continued positive market dynamics with steady customer demand and limited new barge construction in the industry. In addition to this, many industry units are scheduled for maintenance. With these favorable market conditions, we expect our barge utilization rates to remain in the low to mid-90% range throughout the remainder of the year. Overall, inland revenues are expected to grow in the high single to low double-digit range on a full year basis. However, although not expected, a potential recession with a drop in demand could impact expected growth. That said the Company expects operating margins to continue to gradually improve during the year and average just over 20% for the full year.

In coastal marine, strong customer demand is expected throughout the year with barge utilization in the low to mid-90% range. With major shipyards and ballast water treatment installations concluded in the first half of the year, revenues for the full year are expected to increase in the low double to mid-teens range compared to the 2023 full year. With some planned shipyards in the fourth quarter of 2024, coastal operating margins are expected to average in the low double-digit range on a full year basis.

In the distribution and services segment, despite the uncertainty from volatile commodity prices, we expect incremental demand for products, parts, and services in the segment. In commercial and industrial, the demand outlook in marine repair is strong while on-highway is somewhat weak with the exception of refrigeration products and services. In power generation, we anticipate continued strong growth as data center demand and the need for backup power is very strong. In oil and gas, activity levels are lower but seem to be bottoming. We do anticipate extended lead times for certain OEM products to continue contributing to a volatile delivery schedule of new products in 2024 and into 2025. Overall, the Company expects segment revenues to be flat to slightly down on a full year basis with operating margins in the mid to high-single digits but slightly lower full year 2024 compared to full year 2023 due to mix.

Kirby expects to generate net cash provided from operating activities of $600 million to $700 million in 2024 and capital spending is expected to range between $300 million to $330 million. Approximately $200 million to $240 million is associated with marine maintenance capital and improvements to existing inland and coastal marine equipment, and facility improvements. Approximately $90 million is associated with growth capital spending in both our businesses.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, August 1, 2024, to discuss the 2024 second quarter performance as well as the outlook for 2024. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release additionally includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2023 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, tornados, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude and number of acquisitions made by the Company. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2023.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, energy storage battery systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, and refrigeration trailers for use in a variety of industrial markets. For the oil and gas market, Kirby manufactures and remanufactures oilfield service equipment, including pressure pumping units, and manufactures electric power generation equipment, and specialized electrical distribution and control equipment for oilfield customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2024	2023	2024	2023
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$484,808	$426,962	$960,220	$839,457
Distribution and services	339,582	350,286	672,192	688,235
Total revenues	824,390	777,248	1,632,412	1,527,692

Costs and expenses:
Costs of sales and operating expenses	554,232	546,069	1,104,913	1,088,149
Selling, general and administrative	80,383	82,896	170,589	171,745
Taxes, other than on income	10,310	9,758	18,354	18,944
Depreciation and amortization	59,482	51,697	117,124	102,806
Gain on disposition of assets	(515)	(472)	(589)	(2,702)
Total costs and expenses	703,892	689,948	1,410,391	1,378,942
Operating income	120,498	87,300	222,021	148,750
Other income	3,088	1,264	6,357	7,707
Interest expense	(12,819)	(12,286)	(25,970)	(25,507)
Earnings before taxes on income	110,767	76,278	202,408	130,950
Provision for taxes on income	(26,785)	(18,960)	(48,511)	(33,011)
Net earnings	83,982	57,318	153,897	97,939
Net (earnings) loss attributable to noncontrolling interests	(128)	49	25	126
Net earnings attributable to Kirby	$83,854	$57,367	$153,922	$98,065
Net earnings per share attributable to Kirby common stockholders:
Basic	$1.44	$0.96	$2.64	$1.64
Diluted	$1.43	$0.95	$2.62	$1.63
Common stock outstanding (in thousands):
Basic	58,181	59,806	58,324	59,892
Diluted	58,592	60,085	58,703	60,179

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2024	2023	2024	2023
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$83,854	$57,367	$153,922	$98,065
Interest expense	12,819	12,286	25,970	25,507
Provision for taxes on income	26,785	18,960	48,511	33,011
Depreciation and amortization	59,482	51,697	117,124	102,806
	$182,940	$140,310	$345,527	$259,389

Capital expenditures	$88,560	$98,046	$169,607	$171,245
Acquisitions of businesses and marine equipment	$65,232	$—	$65,232	$—

	June 30, 2024	December 31, 2023
	(unaudited, $ in thousands)
Cash and cash equivalents	$53,540	$32,577
Long-term debt, including current portion	$1,048,090	$1,016,595
Total equity	$3,262,678	$3,186,677
Debt to capitalization ratio	24.3%	24.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2024	2023	2024	2023
	(unaudited, $ in thousands)
Marine transportation revenues	$484,808	$426,962	$960,220	$839,457

Costs and expenses:
Costs of sales and operating expenses	299,975	275,618	601,237	557,641
Selling, general and administrative	32,527	33,605	69,648	68,592
Taxes, other than on income	8,383	7,962	14,580	15,269
Depreciation and amortization	49,047	45,526	96,896	90,668
Total costs and expenses	389,932	362,711	782,361	732,170

Operating income	$94,876	$64,251	$177,859	$107,287
Operating margin	19.6%	15.0%	18.5%	12.8%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2024	2023	2024	2023
	(unaudited, $ in thousands)
Distribution and services revenues	$339,582	$350,286	$672,192	$688,235

Costs and expenses:
Costs of sales and operating expenses	253,742	268,657	503,145	528,521
Selling, general and administrative	45,919	45,686	97,440	94,883
Taxes, other than on income	1,900	1,707	3,728	3,558
Depreciation and amortization	8,585	4,394	16,429	8,639
Total costs and expenses	310,146	320,444	620,742	635,601

Operating income	$29,436	$29,842	$51,450	$52,634
Operating margin	8.7%	8.5%	7.7%	7.6%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2024	2023	2024	2023
	(unaudited, $ in thousands)
General corporate expenses	$4,329	$7,265	$7,877	$13,873

Gain on disposition of assets	$(515)	$(472)	$(589)	$(2,702)

ONE-TIME CHARGES

The 2023 first six months GAAP results include certain one-time charges. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items, for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	First Six Months 2023
	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$131.0	$98.1	$1.63
Costs related to strategic review and shareholder engagement	3.0	2.4	0.04
IRS refund interest income	(2.7)	(2.2)	(0.04)
Earnings, excluding one-time items(2)	$131.3	$98.3	$1.63

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Second Quarter		Six Months
	2024	2023(3)	2024	2023(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$179.3	$211.4	$302.6	$227.9
Less: Capital expenditures	(88.6)	(98.0)	(169.6)	(171.2)
Free cash flow(2)	$90.7	$113.4	$133.0	$56.7

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2024	2023	2024	2023
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,330	3,500	6,634	6,940
Revenue/Ton Mile (cents/tm) (5)	11.8	10.1	11.7	9.9
Towboats operated (average) (6)	287	281	287	282
Delay Days (7)	3,334	2,317	6,841	6,442
Average cost per gallon of fuel consumed	$2.83	$2.87	$2.83	$3.09

Barges (active):
Inland tank barges			1,093	1,045
Coastal tank barges			28	29
Offshore dry-cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			24.2	23.3
Coastal tank barges			2.9	3.0

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in calculating performance compensation pursuant to Kirby’s annual incentive plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s annual report on Form 10-K for the year ended December 31, 2023, and its quarterly report on Form 10-Q for the quarter ended June 30, 2023 for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Second quarter 2024 inland marine transportation revenues of $391.8 million divided by 3,330 million inland marine transportation ton miles = 11.8 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.